Exhibit 99.2

Updated Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains certain estimates, predictions, projections, assumptions and other forward-looking statements that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. These forward-looking statements can generally be identified by the words “anticipates,” “believes,” “expects,” “plans,” “intends,” “estimates,” “forecasts,” “budgets,” “projects,” “will,” “could,” “should,” “may” and similar expressions. These statements reflect our current views with regard to future events and are subject to various risks, uncertainties and assumptions.

If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those described in any forward-looking statement. Other unknown or unpredictable factors could also have material adverse effects on our future results. Readers are cautioned not to place undue reliance on this forward-looking information, which is as of the date of the Form 10-K. We do not intend to update these statements unless it is required by the securities laws to do so, and we undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Overview

Our operations are managed by NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., our general partner. NuStar GP, LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC (NuStar GP Holdings) (NYSE: NSH). We use the term “general partner” in this report to refer to Riverwalk Logistics, L.P., NuStar GP, LLC, Riverwalk Holdings, LLC and/or NuStar GP Holdings. On April 1, 2007, we changed our name to NuStar Energy L.P. (NuStar Energy) (NYSE: NS), and Valero GP Holdings, LLC, our general partner, changed its name to NuStar GP Holdings, LLC (NYSE: NSH).

In two separate public offerings in 2006, Valero Energy Corporation (Valero Energy) sold their ownership interest in NuStar GP Holdings. NuStar GP Holdings did not receive any proceeds from either public offering, and Valero Energy’s ownership interest in NuStar GP Holdings was reduced to zero.

As used in this report, references to “we,” “us,” “our” or the “Partnership” collectively refer, depending on the context, to NuStar Energy or a wholly owned subsidiary of NuStar Energy.

Recent Developments

On December 10, 2007, NuStar Logistics replaced the existing $600 million revolving credit agreement with a $1.25 billion five-year revolving credit agreement (the 2007 Revolving Credit Agreement). NuStar Logistics borrowed $528.4 million under the 2007 Revolving Credit Agreement to repay in full the balance on its $600 million revolving credit agreement and $525 million term loan agreement.

On November 19, 2007, we issued 2,600,000 common units representing limited partner interests at a price of $57.20 per unit. We received proceeds of $146.1 million, including a contribution of $3.0 million from our general partner to maintain its 2% general partner interest, net of issuance costs. The proceeds were used to repay a portion of the outstanding principal balance under our then active $600 million revolving credit agreement.

On November 6, 2007, we entered into a definitive agreement to acquire CITGO Asphalt Refining Company’s asphalt operations and assets (East Coast Asphalt Operations) for approximately $450.0 million, plus an inventory adjustment.

The East Coast Asphalt Operations include a 74,000 barrels-per-day (BPD) asphalt refinery in Paulsboro, New Jersey, a 30,000 BPD asphalt refinery in Savannah, Georgia and three asphalt terminals on the East Coast with a combined storage capacity of 4.8 million barrels.

Acquisitions and Dispositions

On December 1, 2006, we acquired a crude oil storage and blending facility in St. James, Louisiana from Koch Supply and Trading, L.P. for approximately $141.7 million. The acquisition included 17 crude oil tanks with a total capacity of approximately 3.4 million barrels. Additionally, the facility has three docks with barge and ship access. The facility is located on the west bank of the Mississippi River approximately 60 miles west of New Orleans. We funded the acquisition with borrowings under our $600 million revolving credit agreement.

On March 30, 2006, we sold our Australia and New Zealand subsidiaries to ANZ Terminals Pty. Ltd., for total proceeds of $70.1 million. This transaction included the sale of eight terminals with an aggregate storage capacity of 1.1 million barrels.

On July 1, 2005, we completed our acquisition (the Kaneb Acquisition) of Kaneb Services LLC (KSL) and Kaneb Pipe Line Partners, L.P. (KPP, and, together with KSL, Kaneb). We acquired all of KSL’s outstanding equity securities for approximately $509 million in cash. Additionally, we issued approximately 23.8 million of our common units valued at approximately $1.45 billion in exchange for all of the outstanding common units of KPP.

Operations

We provide transportation, storage services and related services to our customers. Also, we purchase certain petroleum products for resale to third parties. The following factors affect the results of our operations:

•	company-specific factors, such as integrity issues and maintenance requirements that impact the throughput rates of our assets;

•	seasonal factors that affect the demand for refined products and fertilizers transported by and/or stored in our assets;

•	industry factors, such as changes in the prices of petroleum products that affect demand and operations of our competitors;

•	factors such as seasonal inventory levels, commodity price volatility and market structure that impact our asphalt and fuels marketing segment; and

•	other factors such as refinery utilization rates and maintenance turnaround schedules that impact the operations of refineries served by our assets.

We conduct our operations through our wholly owned subsidiaries, primarily NuStar Logistics, L.P. (NuStar Logistics) and Kaneb Pipe Line Operating Partnership, L.P. (KPOP). Our operations are divided into three reportable business segments: storage, transportation and asphalt and fuels marketing.

Storage. We own 52 terminals in the United States that provide storage and handling services on a fee basis for petroleum products, specialty chemicals and other liquids, including one that provides storage services for crude oil and other feedstocks, and we own international terminal operations on the island of St. Eustatius in the Caribbean, Point Tupper in Nova Scotia, Canada, the United Kingdom, the Netherlands and Nuevo Laredo in Mexico. We also own 60 crude oil and intermediate feedstock storage tanks and related assets that store and deliver crude oil and intermediate feedstock to Valero Energy’s refineries in Benicia, California and Corpus Christi and Texas City in Texas.

Transportation. We own common carrier refined product pipelines in Texas, Oklahoma, Colorado, New Mexico, Kansas, Nebraska, Iowa, South Dakota, North Dakota and Minnesota covering approximately 6,251 miles, consisting of the Central West System, the East Pipeline and the North Pipeline. In addition, we own a 2,000 mile anhydrous ammonia pipeline located in Louisiana, Arkansas, Missouri, Illinois, Indiana, Iowa and Nebraska. We also own 755 miles of crude oil pipelines which transport crude oil and other feedstocks, such as gas oil, from various points in Texas, Oklahoma, Kansas and Colorado to Valero Energy’s McKee, Three Rivers and Ardmore refineries as well as associated crude oil storage facilities in Texas and Oklahoma that are located along the crude oil pipelines. We also own an interest in 57 miles of crude oil pipeline in Illinois, which serves ConocoPhillips’ Wood River refinery.

Asphalt and Fuels Marketing. During 2007 we expanded our product sales activities beyond the sale of bunker fuel to include the sale of other petroleum products such as asphalt, gasoline and distillates. The results of all of our product sales activities are included in our asphalt and fuels marketing segment. Our asphalt and fuels marketing segment is meant to provide us the opportunity to generate additional margin while complementing the activities of our storage and transportation segments. However, these activities expose us to the risk of fluctuations in commodity prices, which directly impact the results of operations for the asphalt and fuels marketing segment. Since there are many factors that influence commodity prices, the results of our asphalt and fuels marketing segment may be more volatile than our other segments.

We enter into derivative contracts to mitigate the effect of commodity price fluctuations. We record the fair value of our derivative instruments in our consolidated balance sheet, with the change in fair value recorded in earnings. The derivative instruments we use consist primarily of futures contracts and swaps traded on the NYMEX for the purposes of hedging the outright price risk of our physical inventory. However, not all of our derivative instruments qualify for hedge accounting treatment under United States generally accepted accounting principles. In such cases, changes in the fair values of the derivative instrument, which are included in cost of product sales, generally are offset, at least partially, by changes in the values of the hedged physical inventory. However, the market fluctuations in inventory are not recognized until the physical sale takes place, unless the market price of inventory falls below our cost. In such as circumstance, we reduce the value of our inventory to market immediately. Therefore, our results for a period may include the gain or loss related to the derivative instrument without including the offsetting effect of the hedged physical inventory, which could result in greater earnings volatility.

On a limited basis, we also enter into derivative commodity instruments based on our analysis of market conditions in order to profit from market fluctuations. These derivative instruments are financial positions entered into without underlying physical inventory and are not considered hedges. Mark-to-market adjustments resulting from these derivative instruments are recorded in revenues.

Demand for certain of the products we market fluctuates seasonally. For example, demand for gasoline and asphalt is typically higher in the summer months than the winter months, whereas demand for heating oil is higher in the winter months than the summer months. Prices for these commodities generally are highest during those times of higher demand. In addition to purchasing inventory for immediate resale, we have and expect to continue to employ a strategy of purchasing inventory during times of lower demand and lower prices and storing that inventory until it can be sold at higher prices. We expect that our overall level of working capital will increase to support the operations of the asphalt and fuels marketing segment. Additionally, the level of working capital employed by the asphalt and fuels marketing segment will likely fluctuate seasonally. The absolute increase in the level of working capital as well as the seasonal fluctuations may require us to borrow additional amounts or utilize other sources of liquidity.

Results of Operations

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Financial Highlights

(Thousands of Dollars, Except Unit and Per Unit Data)

	Year Ended December 31,
	2007	2006	Change
Statement of Income Data:

Revenues:
Service revenues	$696,623	$636,154	$60,469
Product sales	778,391	501,107	277,284

Total revenues	1,475,014	1,137,261	337,753

Costs and expenses:
Cost of product sales	742,972	466,276	276,696
Operating expenses	357,235	312,604	44,631
General and administrative expenses	67,915	45,216	22,699
Depreciation and amortization expense	114,293	100,266	14,027

Total costs and expenses	1,282,415	924,362	358,053

Operating income	192,599	212,899	(20,300)
Equity earnings from joint ventures	6,833	5,882	951
Interest expense, net	(76,516)	(66,266)	(10,250)
Other income, net	38,830	3,252	35,578

Income from continuing operations before income tax expense	161,746	155,767	5,979
Income tax expense	11,448	5,861	5,587

Income from continuing operations	150,298	149,906	392
Loss from discontinued operations, net of income tax	—	(376)	376

Net income	150,298	149,530	768
Less net income applicable to general partner	(21,063)	(16,910)	(4,153)

Net income applicable to limited partners	$129,235	$132,620	$(3,385)

Weighted average number of basic units outstanding	47,158,790	46,809,749	349,041

Net income (loss) per unit applicable to limited partners:
Continuing operations	$2.74	$2.84	$(0.10)
Discontinued operations	—	(0.01)	0.01

Net income	$2.74	$2.83	$(0.09)

Segment Operating Highlights

(Thousands of Dollars, Except Barrel/Day Information)

	Year Ended December 31,
	2007	2006	Change
Storage:
Throughput (barrels/day)(a)(b)	800,332	774,743	25,589
Throughput revenues	$96,372	$97,179	$(807)
Storage lease revenues	314,255	266,234	48,021

Total revenues	410,627	363,413	47,214
Operating expenses	233,675	201,806	31,869
Depreciation and amortization expense	62,317	53,121	9,196

Segment operating income	$114,635	$108,486	$6,149

Transportation:
Refined products pipelines throughput (barrels/day)(a)	678,573	711,476	(32,903)
Crude oil pipelines throughput (barrels/day)	377,640	421,666	(44,026)

Total throughput (barrels/day)	1,056,213	1,133,142	(76,929)
Throughput revenues	$296,796	$281,010	$15,786
Operating expenses	120,342	111,151	9,191
Depreciation and amortization expense	49,946	47,145	2,801

Segment operating income	$126,508	$122,714	$3,794

Asphalt and Fuels Marketing:
Product sales	$778,391	$501,107	$277,284
Cost of product sales	750,120	471,576	278,544
Operating expenses	6,737	2,616	4,121
Depreciation and amortization expense	423	—	423

Segment operating income	$21,111	$26,915	$(5,804)

Consolidation and Intersegment Eliminations:
Revenues	$(10,800)	$(8,269)	$(2,531)
Cost of product sales	(7,148)	(5,300)	(1,848)
Operating expenses	(3,519)	(2,969)	(550)
Depreciation and amortization expense	1,607	—	1,607

Total	$(1,740)	$—	$(1,740)

Consolidated Information:
Revenues	$1,475,014	$1,137,261	$337,753
Cost of product sales	742,972	466,276	276,696
Operating expenses	357,235	312,604	44,631
Depreciation and amortization expense	114,293	100,266	14,027

Segment operating income	260,514	258,115	2,399
General and administrative expenses	67,915	45,216	22,699

Consolidated operating income	$192,599	$212,899	$(20,300)

(a)	Throughput related to newly acquired assets included in the table above is calculated based on throughput for the period from the date of acquisition through December 31 of the year of acquisition divided by the number of days in the applicable year.
(b)	Excludes throughputs related to storage lease revenues.

Annual Highlights

Net income increased $0.8 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to a significant increase in other income and slightly higher segment operating income, partially offset by increased general and administrative expense, interest expense and income tax expense.

Total segment operating income increased $2.4 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to a $6.1 million increase in operating income for the storage segment and a $3.8 million increase in operating income for the transportation segment, partially offset by a $5.8 million decrease in operating income for the asphalt and fuels marketing segment.

The throughputs on the storage and transportation segments were affected by a fire at the McKee refinery in February 2007, which shut down the refinery through mid-April 2007. After the refinery restarted in mid-April 2007, its throughputs increased throughout the second quarter, and it was near capacity by July 2007.

Storage

Throughputs increased 25,589 barrels per day for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to a change in the Corpus Christi (North Beach) crude oil storage tank agreement from a storage lease to a throughput fee agreement effective January 1, 2007. Throughputs for the Corpus Christi (North Beach) crude oil storage tanks were not reported prior to January 1, 2007. This increase was partially offset by decreased throughputs related to terminals serving the McKee refinery. In spite of the increased throughputs, throughput revenues decreased by $0.8 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to lower revenues at our terminals serving the McKee refinery and turnarounds and operating issues at the refineries served by our crude oil storage tanks.

Storage lease revenues increased by $48.0 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to:

•	an increase of $19.2 million resulting from the St. James terminal acquisition in December 2006;

•

an increase in storage lease terminal revenues of $24.7 million mainly due to additional customers, increased storage utilization and contract extensions by current customers, higher reimbursable project revenue and the effect of foreign exchange rates; and

•	an increase in revenues of $4.1 million at our St. Eustatius facility due to leasing additional storage capacity that resulted from completed tank expansion projects.

Operating expenses increased $31.9 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to higher reimbursable project expenses. Reimbursable project expenses are charged back to our customers, and its increase is consistent with the increase in reimbursable project revenues. Operating expenses also increased due to higher maintenance and regulatory expenses, higher salaries and wages, the acquisition of the St. James terminal in December 2006, and higher marine expenses due to increased vessel calls at St. Eustatius and Point Tupper.

Depreciation and amortization expense increased $9.2 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, due to the acquisition of the St. James terminal in December 2006 and the completion of various capital projects, including two phases of the St. Eustatius tank expansion.

Transportation

Throughputs decreased 76,929 barrels per day for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to the impact of the McKee refinery fire, offset by increased throughputs on the East Pipeline, Ammonia Pipeline and Burgos Pipeline. Despite lower overall throughputs, revenues increased by $15.8 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to:

•	higher tariff rates on virtually all of the refined product pipelines as the annual index adjustment was effective July 1, 2007;

•

increased revenues and throughputs on the East Pipeline due to the closing of one of our competitor’s terminals in the second quarter of 2007 and increased throughputs to supply the Colorado market. The East Pipeline also experienced increased revenues due to a turnaround at the Ponca City refinery in prior year and increased long haul deliveries in 2007;

•	increased revenues on the Ammonia Pipeline due to a record corn crop; and

•

increased revenues on the Burgos pipeline due to our receipt of throughput deficiency payments in 2007. In addition, revenues increased due to a full year of operations of the Burgos pipeline, which commenced operations in the middle of the third quarter of 2006.

Operating expenses increased $9.2 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to higher maintenance and environmental costs and higher internal overhead costs mainly due to increased headcount. These increases were partially offset by decreased power costs due to downtime from the McKee refinery fire.

Depreciation and amortization expense increased $2.8 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, mainly due to increased amortization of deferred costs in connection with the throughput deficiency payments discussed above. In addition, depreciation and amortization expense increased due to the completion of various capital projects.

Asphalt and Fuels Marketing

Bunker fuel sales increased $171.5 million for the year ended December 31, 2007 compared to the year ended December 31, 2006 due to increased vessel calls at our St. Eustatius facility, partially offset by a decrease in bunker fuel sales of $10.9 million at our Point Tupper facility due to decreased vessel calls. Cost of product sales associated with bunker fuel sales also increased $159.8 million due to the increase in vessel calls.

Sales of refined products, heavy fuels and asphalt increased $115.4 million for the year ended December 31, 2007 compared to December 31, 2006 because those operations began in 2007. Cost of product sales related to the sales of refined products, heavy fuels and asphalt increased $121.3 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. For the year ended December 31, 2007 cost of product sales related to the sale of refined products, heavy fuels and asphalt includes $7.5 million related to the change in fair value of certain derivative instruments. Operating expenses increased by $4.1 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to salaries and wages and terminal storage fees relating to our sales of refined products, heavy fuels and asphalt, which began in 2007.

General

General and administrative expenses increased by $22.7 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to the following:

•

increased expenses associated with unit option and restricted unit compensation expense as a result of the increase in the number of awards outstanding, partially offset by a decrease in the NuStar Energy unit price;

•

increased headcount primarily resulting from a reduction in administrative services received from Valero Energy and increased information systems costs as a result of the separation from Valero Energy;

•	increased professional fees primarily related to external legal costs; and

•	increased rent expense related to our new headquarters.

Interest expense increased by $10.3 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to higher average debt balances arising from borrowings used to fund the acquisition of the St. James crude oil storage facility in December 2006 and various terminal expansion projects combined with higher interest rates, partially offset by capitalized interest.

Other income increased by $35.6 million for the year ended December 31, 2007, compared to the year ended December 31, 2006, primarily due to a $13.0 million payment from Valero Energy for exercising its option to terminate the 2007 Services Agreement, business interruption insurance income of $12.5 million associated with the McKee refinery fire, the sale of a net profit interest in Wyoming coal properties for $7.3 million and a gain of $5.2 million related to a settlement for damages at our Westwego terminal. Partially offsetting these increases are foreign exchange losses totaling approximately $6.3 million primarily relating to our Canadian subsidiary.

Income tax expense increased $5.6 million for the year ended December 31, 2007, compared to the year ended December 31, 2006. Income tax expense was higher in 2007 primarily due to the impact of the Texas margin tax effective January 1, 2007, recording a valuation allowance related to a capital loss carryforward in Canada and other adjustments. These increases were partially offset by reductions in the United Kingdom and Canadian income tax rates in 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Financial Highlights

(Thousands of Dollars, Except Unit and Per Unit Data)

	Year Ended December 31,
	2006	2005	Change
Statement of Income Data:

Revenues:
Service revenue	$636,154	$423,057	$213,097
Product sales	501,107	236,500	264,607

Total revenues	1,137,261	659,557	477,704

Costs and expenses:
Cost of product sales	466,276	229,806	236,470
Operating expenses	312,604	185,351	127,253
General and administrative expenses	45,216	26,553	18,663
Depreciation and amortization expense	100,266	64,895	35,371

Total costs and expenses	924,362	506,605	417,757

Operating income	212,899	152,952	59,947
Equity earnings from joint ventures	5,882	2,319	3,563
Interest expense, net	(66,266)	(41,388)	(24,878)
Other income (expense), net	3,252	(1,495)	4,747

Income from continuing operations before income tax expense	155,767	112,388	43,379
Income tax expense	5,861	4,713	1,148

Income from continuing operations	149,906	107,675	42,231
Income (loss) from discontinued operations, net of income tax	(376)	3,398	(3,774)

Net income	149,530	111,073	38,457
Less net income applicable to the general partner	(16,910)	(10,758)	(6,152)

Net income applicable to limited partners	$132,620	$100,315	$32,305

Weighted average number of basic and diluted units outstanding	46,809,749	35,023,250	11,786,499

Net income (loss) per unit applicable to limited partners:
Continuing operations	$2.84	$2.76	$0.08
Discontinued operations	(0.01)	0.10	(0.11)

Net income	$2.83	$2.86	$(0.03)

Segment Operating Highlights

(Thousands of Dollars, Except Barrel/Day Information)

	Year Ended December 31,
	2006	2005	Change
Storage:
Throughput (barrels/day)(a)(b)	774,743	770,994	3,749
Throughput revenues	$97,179	$91,343	$5,836
Storage lease revenues	266,234	126,292	139,942

Total revenues	363,413	217,635	145,778
Operating expenses	201,806	104,002	97,804
Depreciation and amortization expense	53,121	32,505	20,616

Segment operating income	$108,486	$81,128	$27,358

Transportation:
Refined products pipelines throughput (barrels/day)(a)	711,476	556,654	154,822
Crude oil pipelines throughput (barrels/day)	421,666	358,965	62,701

Total throughput (barrels/day)	1,133,142	915,619	217,523
Throughput revenues	$281,010	$201,282	$79,728
Operating expenses	111,151	81,832	29,319
Depreciation and amortization expense	47,145	32,390	14,755

Segment operating income	$122,714	$87,060	$35,654

Asphalt and Fuels Marketing:
Product sales	$501,107	$246,603	$254,504
Cost of product sales	471,576	233,102	238,474
Operating expenses	2,616	2,184	432
Depreciation and amortization expense	—	—	—

Segment operating income	$26,915	$11,317	$15,598

Consolidation and Intersegment Eliminations:
Revenues	$(8,269)	$(5,963)	$(2,306)
Cost of product sales	(5,300)	(3,296)	(2,004)
Operating expenses	(2,969)	(2,667)	(302)
Depreciation and amortization expense	—	—	—

Total	$—	$—	$—

Consolidated Information:
Revenues	$1,137,261	$659,557	$477,704
Cost of product sales	466,276	229,806	236,470
Operating expenses	312,604	185,351	127,253
Depreciation and amortization expense	100,266	64,895	35,371

Segment operating income	258,115	179,505	78,610
General and administrative expenses	45,216	26,553	18,663

Consolidated operating income	$212,899	$152,952	$59,947

(a)	Throughput related to newly acquired assets included in the table above is calculated based on throughput for the period from the date of acquisition through December 31 of the year of acquisition divided by the number of days in the applicable year.
(b)	Excludes throughputs related to storage lease revenues.

Annual Highlights

Net income increased $38.5 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, due to higher segment operating income, partially offset by increased general and administrative expense, increased interest expense and increased income tax expense. All of these increases predominantly resulted from including the results of the Kaneb Acquisition for a full year in 2006 compared to six months in 2005.

Segment operating income increased $78.6 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to a $35.7 million increase in the transportation segment, a $27.4 million increase in the storage segment and a $15.6 million increase in the asphalt and fuels marketing segment. Increases are primarily due to the effect of the Kaneb Acquisition. Except for storage lease revenues and product sales, operating income for our segments depends upon the level of throughputs moving through our assets. In addition to the Kaneb Acquisition, all of our segments, except the asphalt and fuels marketing segment, were affected by lower throughputs in 2005 resulting from scheduled maintenance turnarounds or other operational issues at the McKee, Three Rivers and Ardmore refineries.

Storage

Throughputs increased slightly for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to higher throughputs at terminals that serve the McKee and Three Rivers refineries as these refineries experienced scheduled turnarounds and unit downtime in 2005. This increase was partially offset by decreased throughputs at the Benicia and Texas City crude oil storage tank facilities due to scheduled turnarounds at Valero Energy’s Benicia and Texas City refineries in 2006.

Revenues increased $145.8 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the following:

•

the Kaneb Acquisition contributed $264.5 million of storage lease revenues for the year ended December 31, 2006 compared to $126.3 million of storage lease revenues for the period from July 1, 2005 to December 31, 2005;

•	the acquisition of the St. James terminal in December of 2006 contributed $1.7 million to revenue;

•	higher revenues in 2006 as the McKee and Three Rivers refineries experienced scheduled turnarounds and unit downtime in 2005; and

•	an increase in the fees charged at our terminals.

Operating expenses increased $97.8 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the inclusion of a full year in 2006 of operating expenses related to the assets acquired in the Kaneb Acquisition.

Depreciation and amortization expense increased $20.6 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the inclusion of a full year in 2006 of depreciation and amortization expense related to our property and equipment acquired in the Kaneb Acquisition.

Transportation

Revenues increased $79.7 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the following:

•	the Kaneb Acquisition contributed $116.4 million of revenues for the year ended December 31, 2006 compared to $57.4 million of revenue for the period from July 1, 2005 to December 31, 2005;

•	higher throughputs and revenues in 2006 on our pipelines serving the McKee, Three Rivers and Ardmore refineries as they experienced turnarounds and unit downtime in 2005;

•

the completion of the Burgos project, which commenced operations on the Edinburg to Harlingen segment in October 2005, the Harlingen to Brownsville segment in March 2006 and made its first delivery of naphtha from Penitas, TX, near the Mexico border, to Brownsville in the third quarter of 2006; and

•	our acquisition of the Capwood crude oil pipeline on January 1, 2006, which increased throughputs by approximately 41,000 barrels per day and resulted in additional revenues of $2.3 million.

Operating expenses increased $29.3 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the inclusion of a full year in 2006 of operating expenses related to the assets acquired in the Kaneb Acquisition.

Depreciation and amortization expense increased $14.8 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the inclusion of a full year in 2006 of depreciation and amortization expense related to our property and equipment acquired in the Kaneb Acquisition and the completion of the Burgos project in 2006.

Asphalt and Fuels Marketing

Revenues increased $254.5 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the Kaneb Acquisition. The Kaneb Acquisition contributed $494.1 million of bunkering revenues for the year ended December 31, 2006 compared to $246.6 million for the period from July 1, 2005 to December 31, 2005.

Cost of product sales totaled $471.6 million for the year ended December 31, 2006 and $233.1 million for the period from July 1, 2005 to December 31, 2005. Cost of product sales reflects the cost of bunker fuel sold to marine vessels at the St. Eustatius and Point Tupper, which we acquired as part of the Kaneb Acquisition.

General

General and administrative expenses increased $18.7 million for the year ended December 31, 2006 compared to the year ended December 31, 2005, due to increased headcount as a result of the Kaneb Acquisition and reduced services received from Valero Energy under the services agreement. This increase in general and administrative expenses was partially offset by a decrease of $5.0 million in the service fee charged to us under a services agreement with Valero Energy.

Equity earnings from joint ventures increased $3.6 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily related to our 50% ownership in a terminal and storage facility in Linden, New Jersey, which was acquired in the Kaneb Acquisition.

Interest expense increased $24.9 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, due to higher average debt balances resulting from debt assumed as part of the Kaneb Acquisition and debt incurred to fund the Kaneb Acquisition combined with higher interest rates in 2006.

Other income increased $4.7 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to an impairment charge of $2.1 million in 2005 as a portion of the Three Rivers to Pettus to Corpus Christi, Texas refined product pipeline was permanently idled.

Income tax expense increased $1.1 million for the year ended December 31, 2006, compared to the year ended December 31, 2005, primarily due to the inclusion of a full year in 2006 of income tax expense related to certain operations acquired in the Kaneb Acquisition.

Outlook

Our business primarily consists of transportation, storage, terminalling and marketing of crude oil and refined products and is subject to the demand for those commodities in the regions in which we operate. Our business is generally more defensive in nature than other companies during times of economic slowdowns since we largely operate a stable, cash-flowing business; however, a recession, widely predicted to occur in 2008 according to several economists and regulators, or other adverse economic conditions, could negatively impact our operations.

We expect to see relatively few maintenance turnarounds in 2008, particularly at the Valero Energy refineries we serve. Therefore, we expect throughputs and revenues on our storage and transportation business segments to improve in 2008 versus 2007, especially since our throughputs were impacted by Valero Energy’s McKee refinery fire for part of 2007.

Longer term, we believe strong demand for more energy infrastructure in the U.S. and internationally, continued growth in product demand, a tight supply and demand balance and an expanding array of specialty products including renewable fuels will continue to drive the demand for our assets. High refinery utilization rates tend to be supportive of throughputs through our pipelines and terminals.

Storage Segment Outlook

We believe certain trends we see in the market are providing further terminalling opportunities for us for a number of reasons, including:

•	high commodity prices, which in relative terms make logistics cheap compared to the value they deliver;

•	volatility in the energy markets and the willingness of energy traders to take physical positions at storage facilities in order to enhance profits;

•	growing governmental regulation mandating cleaner fuels, such as ethanol and biofuels, which provide logistical opportunities;

•	strong refining fundamentals that are expected to remain good for some time;

•	geopolitical factors, which cause concern over the security of supply; and

•	arbitrage opportunities such as those between the gasoline short U.S. and diesel short Europe, which continue to enhance storage opportunities.

The markets where we are investing to increase storage are strategically located marine terminal facilities on the East, West and Gulf Coasts of the U.S. as well as internationally at our facilities in St. Eustatius in the Netherlands Antilles, Amsterdam and the United Kingdom.

During 2007, we completed key terminal expansion projects and we commenced construction on other significant terminal expansion projects, which we expect to positively impact our operations in 2008.

Transportation Segment Outlook

Overall demand for our pipeline services in 2008 should remain high, despite some indications of an economic slowdown. Turnarounds or outages at our customers’ refineries have a significant effect on our pipeline results, as do maintenance expenses and market conditions. Barring any major unplanned turnaround activity or significant adverse economic condition, we expect our refined product and crude oil pipeline throughputs will generally grow at a rate typical for the demand of refined products. Additionally, effective July 1st, we expect the tariffs on our pipelines to increase, which will also positively impact our results.

Asphalt and Fuels Marketing Segment Outlook

In 2008, we plan to continue to increase our asphalt and fuels marketing segment activity, which we expect to positively affect our earnings. However, the operations of the asphalt and fuels marketing segment expose us to commodity price risk, which could increase the volatility of our earnings. In addition, we may experience additional volatility in our earnings and cash flows, as changes in the values of our derivative instruments may not completely offset changes in the values of our physical inventory.

LIQUIDITY AND CAPITAL RESOURCES

General

Our primary cash requirements are for distributions to partners, working capital requirements, debt service, reliability and strategic and other capital expenditures, acquisitions and normal operating expenses. We typically generate sufficient cash from our current operations to fund day-to-day operating and general and administrative expenses, reliability capital expenditures and distribution requirements. We also have available borrowing capacity under our existing revolving credit facility and, to the extent necessary, we may raise additional funds through equity or debt offerings under our $3.0 billion shelf registration statement to fund strategic capital expenditures or other cash requirements not funded from operations. However, there can be no assurance regarding the availability of any additional funds or whether such additional funds can be provided on terms acceptable to us.

Cash Flows for the Year Ended December 31, 2007 and 2006

Net cash provided by operating activities for the year ended December 31, 2007 was $222.7 million compared to $250.8 million for the year ended December 31, 2006. The decrease in cash generated from operating activities is primarily due to a $21.3 million use of cash in 2007 from changes in working capital accounts compared to a $10.7 million source of cash in 2006 from changes in working capital accounts. Accounts receivable and inventory increased by $22.1 million and $71.5 million, respectively, compared to 2006 primarily due to the operations of the asphalt and fuels marketing segment, particularly an increase in inventory associated with marketing of asphalt, gasoline and distillates which began in 2007. Offsetting the increases in inventory and accounts receivable was an increase in accounts payable of $72.9 million, also primarily related to the marketing of asphalt, gasoline and distillates. Cash flows from operations for the year ended December 31, 2007 also includes proceeds from business interruption insurance of $12.5 million.

Net cash provided by operating activities for the year ended December 31, 2007 was used to fund distributions to unitholders and the general partner in the aggregate amount of $197.3 million. The proceeds from long-term debt borrowings, net of repayments, were used to fund a portion of our capital expenditures, primarily related to various terminal expansion projects. Additionally, we issued 2,600,000 common units for proceeds of $146.1 million, including a contribution from our general partner, which were used to repay borrowing on our long-term debt.

Net cash provided by operating activities for the year ended December 31, 2006, combined with available cash on hand, was used primarily to fund distributions to unitholders and the general partner in the aggregate amount of $183.3 million. Proceeds from long-term debt borrowings totaling $269.0 million, combined with the proceeds totaling $70.1 million from the sale of the Australia and New Zealand subsidiaries on March 30, 2006, were used to fund asset acquisitions of $154.5 million, repay long-term debt of $83.5 million and to fund capital expenditures and investment of other noncurrent assets of $124.0 million and $10.8 million, respectively.

Equity

Equity Offering. On November 19, 2007, we issued 2,600,000 common units representing limited partner interests at a price of $57.20 per unit. We received total proceeds of $146.1 million, including a contribution of $3.0 million from our general partner, net of issuance costs. The proceeds were used to repay a portion of the outstanding principal balance under our $600 million revolving credit agreement.

Shelf Registration Statement. On May 18, 2007, the SEC declared effective our shelf registration statement on Form S-3, which permits us to offer and sell various types of securities, including NuStar Energy common units and debt securities of each NuStar Logistics and KPOP, having an aggregate value of up to $3.0 billion (the 2007 Shelf Registration Statement). We filed the 2007 Shelf Registration Statement to gain additional flexibility in accessing capital markets for, among other things, the repayment of outstanding indebtedness, working capital, capital expenditures and acquisitions. As of December 31, 2007, we had $2.85 billion remaining under the 2007 Shelf Registration Statement. The 2007 Shelf Registration Statement replaces our 2003 Shelf Registration Statement, which was effective October 2, 2003 and filed by us and NuStar Logistics to register $750.0 million of securities for potential future use.

Distributions. NuStar Energy’s partnership agreement, as amended, determines the amount and priority of cash distributions that our common unitholders and general partner may receive. The general partner receives a 2% distribution with respect to its general partner interest. The general partner is also entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds $0.60 per unit. For a detailed discussion of the incentive distribution targets, please read Item 5. “Market for Registrant’s Common Units, Related Unitholder Matters and Issuer Purchases of Common Units.”

The following table reflects the allocation of total cash distributions to the general and limited partners applicable to the period in which the distributions are earned:

	Year Ended December 31,
	2007	2006	2005
	(Thousands of Dollars, Except Per Unit Data)
General partner interest	$4,092	$3,742	$3,036
General partner incentive distribution	18,426	14,778	10,259

Total general partner distribution	22,518	18,520	13,295
Limited partners’ distribution	182,076	168,515	138,500

Total cash distributions	$204,594	$187,035	$151,795

Cash distributions per unit applicable to limited partners	$3.835	$3.600	$3.365

Actual distribution payments are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter.

On January 24, 2008, we declared a quarterly cash distribution of $0.985, which was paid on February 14, 2008 to unitholders of record on February 7, 2008. This distribution related to the fourth quarter of 2007 and totaled $55.0 million, of which $6.3 million represented the general partner’s share of such distribution. The general partner’s distribution included a $5.2 million incentive distribution.

Capital Requirements

The petroleum pipeline and terminalling industry is capital intensive, requiring significant investments to maintain, upgrade or enhance existing operations and to comply with environmental and safety laws and regulations. Our capital expenditures consist of:

•	reliability capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental and safety regulations; and

•

strategic and other capital expenditures, such as those to expand and upgrade pipeline capacity and to construct new pipelines, terminals and storage tanks. In addition, expansion capital expenditures may include acquisitions of pipelines, terminals or storage tank assets.

During the year ended December 31, 2007, we incurred reliability capital expenditures of $40.3 million primarily related to system automation and maintenance upgrade projects at our terminals and pipelines, and strategic capital expenditures of $211.0 million primarily related to the Amsterdam, St. Eustatius and St. James tank expansions and other terminal expansion projects. Also, we incurred expenditures required as a result of our separation from Valero Energy, such as separating our information systems and improvements made to our new headquarters.

For 2008, we budgeted for $182.0 million of capital expenditures, including $53.0 million for reliability capital projects and $129.0 million for strategic and other capital projects. We continuously evaluate our capital budget and make changes as economic conditions warrant. If conditions warrant, our actual capital expenditures for 2008 may exceed the budgeted amounts. We believe cash generated from operations combined with other sources of liquidity previously described will be sufficient to fund our capital expenditures in 2008.

Long-Term Contractual Obligations

6.875% and 6.05% Senior Notes

On March 18, 2003, NuStar Logistics issued $250 million of 6.05% senior notes, maturing in 2013, with interest payable semi-annually in arrears on March 15 and September 15 of each year.

On July 15, 2002, NuStar Logistics issued $100.0 million of 6.875% senior notes, maturing in 2012, with interest payable semi-annually in arrears on January 15 and July 15 of each year.

The 6.05% and the 6.875% senior notes do not have sinking fund requirements. These notes rank equally with existing senior unsecured indebtedness of NuStar Logistics. Both series of senior notes contain restrictions on NuStar Logistics’ ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the senior notes. In addition, the senior notes limit NuStar Logistics’ ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions.

At the option of NuStar Logistics, the 6.05% and the 6.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The NuStar Logistics senior notes also include a change-in-control provision, which requires (1) that Valero Energy or an investment grade entity own, directly or indirectly, 51% of our general partner interests and (2) that we (or an investment grade entity) own, directly or indirectly, all of the general partner and limited partner interests in NuStar Logistics.

Due to the completed sale of Valero Energy’s remaining interests in NuStar GP Holdings on December 22, 2006, the change-in-control provision was triggered, and NuStar Logistics offered to purchase the senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase. This offer expired on January 23, 2007, with approximately $20.1 million of the 6.05% senior notes tendered to us for repurchase. We retired the senior notes that were tendered with borrowings under our $600 million revolving credit agreement on February 1, 2007. The retirement of those senior notes did not significantly affect either our financial position or results of operations.

7.75% and 5.875% Senior Notes

As a result of the Kaneb Acquisition, we assumed the outstanding senior notes issued by KPOP, having an aggregate face value of $500.0 million, and an aggregate fair value of $555.0 million. We use the effective interest method to amortize the difference between the fair value and the face value of the senior notes as a reduction of interest expense over the remaining lives of the senior notes.

The senior notes were issued in two series, the first of which bears interest at 7.75% annually (due semi-annually on February 15 and August 15) and matures February 15, 2012. The second series bears interest at 5.875% annually (due on June 1 and December 1) and matures June 1, 2013.

The 7.75% and 5.875% senior notes do not contain sinking fund requirements. These notes contain restrictions on our ability to incur indebtedness secured by liens, to engage in certain sale-leaseback transactions, to engage in certain transactions with affiliates, as defined, and to utilize proceeds from the disposition of certain assets. At the option of KPOP, the 7.75% and 5.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date.

The senior notes issued by NuStar Logistics are fully and unconditionally guaranteed by NuStar Energy. In connection with the Kaneb Acquisition, NuStar Energy fully and unconditionally guaranteed the outstanding senior notes issued by KPOP. Additionally, effective July 1, 2005, both NuStar Logistics and KPOP fully and unconditionally guaranteed the outstanding senior notes of the other.

2007 Revolving Credit Agreement

On December 10, 2007, NuStar Logistics replaced the existing $600 million revolving credit agreement with the $1.25 billion five-year revolving credit agreement (the 2007 Revolving Credit Agreement), which includes a Euro sub-limit of $250 million. NuStar Logistics borrowed $528.4 million under the 2007 Revolving Credit Agreement to repay in full the balance on its $600 million revolving credit agreement (Revolving Credit Agreement) and $525 million term loan agreement (Term Loan Agreement). Obligations under the 2007 Revolving Credit Agreement are guaranteed by NuStar Energy and KPOP. KPOP will be released from its guarantee of the 2007 Revolving Credit Agreement when it no longer guarantees NuStar Logistics public debt instruments.

As of December 31, 2007, we had $720.8 million available for borrowing under the 2007 Revolving Credit Agreement. The 2007 Revolving Credit Agreement bears interest based on either an alternative base rate or a LIBOR based rate, which was 5.7% as of December 31, 2007. The weighted-average interest rate related to outstanding borrowings under the 2007 Revolving Credit Agreement for the year ended December 31, 2007 was 5.7%.

The 2007 Revolving Credit Agreement requires that we maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions if any defaults, as defined in the agreements, exist or would result from the distribution. The 2007 Revolving Credit Agreement also requires us to maintain, as of the end of each rolling period, consisting of any period of four consecutive fiscal quarters, a consolidated debt coverage ratio (consolidated indebtedness to consolidated EBITDA, as defined in the 2007 Revolving Credit Agreement) not to exceed 5.00-to-1.00; provided, that if at any time NuStar Energy or any of its restricted subsidiaries consummates an acquisition for an aggregate net consideration of at least $100 million, then for two rolling periods, the last day of which immediately follows the day on which such acquisition is consummated, the consolidated debt coverage ratio must not exceed 5.50-to-1.00. Management believes that we are in compliance with all ratios and covenants of the 2007 Revolving Credit Agreement as of December 31, 2007.

Term Loan Agreement

On July 1, 2005, we entered into the Term Loan Agreement, the majority of which was used to fund the Kaneb Acquisition. The weighted-average interest rate related to outstanding borrowings under the Term Loan Agreement for the year ended December 31, 2007 was 6.0%. The $225.0 million balance on the Term Loan Agreement was paid in full on December 10, 2007 with the proceeds from the 2007 Revolving Credit Agreement.

Revolving Credit Agreement

On July 1, 2005, we entered into the Revolving Credit Agreement. The weighted-average interest rate related to outstanding borrowings under the Revolving Credit Agreement for the year ended December 31, 2007 was 5.7%. The $303.4 million balance on the Revolving Credit Agreement was paid in full on December 10, 2007 with the proceeds from the 2007 Revolving Credit Agreement.

UK Term Loan

KPOP’s UK subsidiary, Kaneb Terminals Limited, is the borrower of £21 million ($41.6 million and $41.1 million as of December 31, 2007 and 2006, respectively). This amended and restated term loan agreement (the UK Term Loan) bears interest at 6.65% annually and matures on December 11, 2012.

In December 2007, the UK Term Loan was amended to be consistent with the covenants and provisions of the 2007 Revolving Credit Agreement. Management believes that we are in compliance with all ratios and covenants of the UK Term Loan as of December 31, 2007.

Port Authority of Corpus Christi Note Payable

The proceeds from the original $12.0 million note payable due to the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) were used for the construction of a crude oil storage facility in Corpus Christi, Texas. The note payable is due in annual installments of $1.2 million through December 31, 2015 and is collateralized by the crude oil storage facility. Interest on the unpaid principal balance accrues at a rate of 8.0% per annum. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi.

Interest Rate Swaps

We are party to certain interest rate swap agreements to manage our exposure to changes in interest rates. The interest rate swap agreements have an aggregate notional amount of $167.5 million, of which $60.0 million is tied to the maturity of the 6.875% senior notes and $107.5 million is tied to the maturity of the 6.05% senior notes. Under the terms of the interest rate swap agreements, we will receive a fixed rate (6.875% and 6.05% for the $60.0 million and $107.5 million of interest rate swap agreements, respectively) and will pay a variable rate based on LIBOR plus a percentage that varies with each agreement. The aggregate estimated fair value of the interest rate swaps included in the consolidated balance sheet was $2.2 million included in deferred charges and other assets, net as of December 31, 2007 and $4.9 million included in other long-term liabilities as of December 31, 2006.

The interest rate swap contracts qualify for the shortcut method of accounting prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (SFAS 133). As a result, changes in the fair value of the swaps will completely offset the changes in the fair value of the underlying hedged debt. As of December 31, 2007 and 2006, the weighted average effective interest rate for the interest rate swaps was 6.1% and 7.1%, respectively.

The following table presents our long-term contractual obligations and commitments and the related payments due, in total and by period, as of December 31, 2007:

	Payments Due by Period
	2008	2009	2010	2011	2012	Thereafter	Total
	(Thousands of Dollars)
Long-term debt (stated maturities)	$663	$713	$770	$832	$920,503	$482,163	$1,405,644
Operating leases	11,034	7,650	7,099	6,557	6,394	102,368	141,102
Purchase obligations	544,294	110,953	7,069	968	962	1,523	665,769

A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including (i) fixed or minimum quantities to be purchased, (ii) fixed, minimum or variable price provisions, and (iii) the approximate timing of the transaction. Our purchase obligations primarily relate to purchases of inventory for resale to our customers.

We do not have any long-term contractual obligations related to our investment in joint ventures, other than the requirement to operate the joint ventures on behalf of the members and to fund our 50% share of capital expenditures as they arise.

Related Party Transactions

Our operations are managed by the general partner of our general partner, NuStar GP, LLC. The employees of NuStar GP, LLC perform services for our U.S. operations. Certain of our wholly owned subsidiaries employ persons who perform services for our international operations. We reimburse NuStar GP, LLC for all costs related to its employees. We had a receivable of $0.8 million and a payable of $2.3 million, as of December 31, 2007 and December 31, 2006, respectively, to our general partner, with both amounts representing payroll and plan benefits, net of payments made by us. We also had a long-term payable as of December 31, 2007 and 2006 of $5.7 million to our general partner related to amounts payable for retiree medical benefits and other post-employment benefits.

Prior to December 22, 2006, Valero Energy controlled our general partner. We have transactions with Valero Energy for pipeline tariff, terminalling fee and crude oil storage tank fee revenues, certain employee costs, insurance costs, administrative costs and lease expense, which were reported as related party transactions in the consolidated statement of income. Due to Valero Energy’s sale of its interest in NuStar GP Holdings on December 22, 2006, we ceased reporting transactions with Valero Energy as related party transactions subsequent to that date.

The following table summarizes information pertaining to related party transactions with NuStar GP, LLC for the year ended December 31, 2007 and with Valero Energy for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2007	2006	2005 (a)
	(Thousands of Dollars)
Revenues	$—	$260,980	$234,485
Operating expenses	93,211	94,587	60,921
General and administrative expenses	37,702	32,183	19,356

(a)	The amounts reflected in the table include revenues and operating expenses of $1,867 and $1,850, respectively, which are included in income from discontinued operations in the consolidated statement of income.

Agreements with NuStar GP Holdings

Non-Compete Agreement

On July 19, 2006, we entered into a non-compete agreement with NuStar GP Holdings, Riverwalk Logistics, L.P., and NuStar GP, LLC (the Non-Compete Agreement). The Non-Compete Agreement became effective on December 22, 2006 when NuStar GP Holdings ceased being subject to the Amended and Restated Omnibus Agreement, dated March 31,

2006. Under the Non-Compete Agreement, we will have a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. NuStar GP Holdings will have a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. With respect to any other business opportunities, neither the Partnership nor NuStar GP Holdings are prohibited from engaging in any business, even if the Partnership and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

Agreements with Valero Energy

We have entered into a number of operating agreements with Valero Energy, which govern the required services provided to and received from Valero Energy. Most of the operating agreements include adjustment provisions, which allow us to increase the handling, storage and throughput fees we charge to Valero Energy based on a consumer price index. In addition, the pipeline tariffs charged by us are reviewed annually and adjusted based on an inflation index and may also be adjusted to take into consideration additional costs incurred to provide the transportation services. The following is a summary of the significant terms of the individual agreements.

Services Agreement

Prior to our separation from Valero Energy, the employees of NuStar GP, LLC were provided to us under the terms of various services agreements between us and Valero Energy. The terms of these services agreements generally provided that the costs of employees who performed services directly on our behalf, including salaries, wages and employee benefits, were charged directly to us. In addition, Valero Energy charged us a net administrative services fee, which was $1.8 million and $6.6 million for the years ended December 31, 2006 and 2005, respectively.

Although Valero Energy no longer provided employees to work directly on our behalf, Valero Energy continued to provide certain services to us under the terms of a services agreement dated December 22, 2006 (the 2007 Services Agreement). Under the 2007 Services Agreement, we paid Valero Energy approximately $1.1 million for the year ended December 31, 2007 for administrative services (primarily information system services and human resource services) and telecommunication services.

On April 16, 2007, Valero Energy exercised its option to terminate the 2007 Services Agreement. As a result, Valero Energy paid us a termination fee of $13.0 million in May 2007 in accordance with the terms of the 2007 Services Agreement. However, Valero Energy continued providing certain services over a period of time sufficient to allow us to assume those functions by the end of 2007.

Omnibus Agreement

On March 31, 2006, we entered into an amended and restated omnibus agreement (the 2006 Omnibus Agreement) with Valero Energy, NuStar GP, LLC, Riverwalk Logistics, L.P., and NuStar Logistics. The 2006 Omnibus Agreement superseded the Omnibus Agreement among the parties dated effective April 16, 2001. The 2006 Omnibus Agreement governed potential competition between Valero Energy and us.

With the closing of Valero GP Holding’s secondary public offering on December 22, 2006, Valero Energy ceased to own 20% or more of us, which allows Valero Energy to compete with us.

Also under the 2006 Omnibus Agreement, Valero Energy agreed to indemnify us for environmental liabilities related to the assets transferred to us in connection with our initial public offering, provided that such liabilities arose prior to and are discovered within ten years after that date (excluding liabilities resulting from a change in law after April 16, 2001).

Pipelines and Terminals Usage Agreement—McKee, Three Rivers and Ardmore

Under the terms of the Pipelines and Terminals Usage Agreement dated April 16, 2001, we provide transportation services that support Valero Energy’s refining and marketing operations relating to the McKee, Three Rivers and Ardmore refineries. Pursuant to the agreement, Valero Energy has agreed through April 2008:

•	to transport in our crude oil pipelines at least 75% of the aggregate volumes of crude oil shipped to the McKee, Three Rivers and Ardmore refineries;

•	to transport in our refined product pipelines at least 75% of the aggregate volumes of refined products shipped from the McKee, Three Rivers and Ardmore refineries; and

•	to use our refined product terminals for terminalling services for at least 50% of all refined products shipped from the McKee, Three Rivers and Ardmore refineries.

If market conditions change with respect to the transportation of crude oil or refined products, or to the end markets in which Valero Energy sells refined products, in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals that serve the McKee, Three Rivers and Ardmore refineries at the required levels, Valero Energy’s obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect.

In the event Valero Energy does not transport in our pipelines or use our terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, Valero Energy will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average pipeline tariff or terminal fee. For the years ended December 31, 2007, 2005 and 2004, Valero Energy exceeded its obligations under the Pipelines and Terminals Usage Agreement. Additionally, Valero Energy has agreed not to challenge, or cause others to challenge, our interstate or intrastate tariffs for the transportation of crude oil and refined products until at least April 2008.

Crude Oil Storage Tank Agreements

In conjunction with the acquisition of the Crude Oil Storage Tanks in March 2003, we entered into the following agreements with Valero Energy:

•

Handling and Throughput Agreement, dated March 2003, pursuant to which Valero Energy agreed to pay us a fee for 100% of crude oil and certain other feedstocks delivered to each of the Corpus Christi West refinery, the Texas City refinery and the Benicia refinery and to use our logistic assets for handling all deliveries to these refineries. The throughput fees are adjustable annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery. The initial term of the handling and throughput agreement is ten years, which may be extended by Valero Energy for up to an additional five years.

•

Services and Secondment Agreements, dated March 2003, pursuant to which Valero Energy agreed to provide personnel to us who perform operating and routine maintenance services related to the crude oil storage tank operations. The annual reimbursement for those services is an aggregate $3.5 million. The initial term of the services and secondment agreements is ten years, which we may extend for an additional five years. In addition to the fees we have agreed to pay Valero Energy under the services and secondment agreements, we are responsible for operating expenses and specified capital expenditures related to the tank assets that are not addressed in the services and secondment agreements. These operating expenses and capital expenditures include tank safety inspections, maintenance and repairs, certain environmental expenses, insurance premiums and ad valorem taxes.

•

Lease and Access Agreements, dated March 2003, pursuant to which Valero Energy leases to us the land on which the crude oil storage tanks are located for an aggregate amount of $0.7 million per year. The initial term of each lease is 25 years, subject to automatic renewal for successive one-year periods thereafter. We may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, we may terminate any of these leases upon 180 days notice prior to the expiration of the current term if we cease to operate the crude oil storage tanks or cease business operations.

South Texas Pipelines and Terminals Agreements

In conjunction with the acquisition of the South Texas Pipelines and Terminals in March 2003, we entered into the following agreements with Valero Energy:

•

Terminalling Agreement, dated March 2003, pursuant to which Valero Energy agreed, during the initial period of five years, to pay a terminalling fee for each barrel of refined product stored or handled by or on behalf of Valero Energy at the terminals, including an additive fee for gasoline additive blended at the terminals. At the Houston Hobby Airport terminal, Valero Energy agreed to pay a filtering fee for each barrel of jet fuel stored or handled at the terminal.

•	Throughput Commitment Agreement, dated March 2003, pursuant to which Valero Energy agreed, for an initial period of seven years:

•

to transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi refineries’ gasoline and distillate production but only if the combined throughput in these pipelines is less than 110,000 barrels per day;

•

to transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers refinery gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers refinery raffinate production;

•	to use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refineries;

•

to use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refineries, but only if the throughput at this terminal is less than 20,000 barrels per day; and

•	to use the San Antonio East terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline.

In the event Valero Energy does not transport in our pipelines or use our terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, Valero Energy will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average pipeline tariff or terminal fee. Valero Energy’s obligation to transport 90% of the Three Rivers refinery raffinate production in the Pettus to Corpus Christi refined product pipeline was suspended in the fourth quarter of 2005 due to the temporary idling of the pipeline in the fourth quarter of 2005.

St. James Terminalling Agreement

On December 1, 2006, we executed a terminal services agreement with Valero Energy for the St. James, Louisiana crude oil facility (the St. James Terminal Agreement). Pursuant to the St. James Terminal Agreement, we will provide crude oil storage and blending services to Valero Energy for a minimum throughput fee of $1.175 million per month, plus $0.08 per barrel throughput in excess of 4 million barrels per month and $0.03 per barrel blended. The St. James Terminal Agreement has an initial term of five years, with an option to extend for an additional five years, provided that Valero Energy provides notice of its intent to extend the term at least one year prior to the expiration of the initial term.

Corpus Christi North Beach Storage Facility

Effective January 1, 2007, we entered into a one-year terminal service agreement with Valero Energy for the 1.6 million barrels of capacity at our Corpus Christi North Beach storage facility. This agreement automatically renewed from year-to-year until either party elected to terminate upon 90-days written notice. This agreement was terminated on December 31, 2007.

We entered into a five-year shell barrel capacity lease agreement with Valero Energy on January 1, 2008 for the 1.6 million barrels of capacity at our Corpus Christi North Beach storage facility for $0.56 million per month. This lease automatically renews for additional one-year terms after the initial term unless either party terminates it with a 90-day written notice. Pursuant to this agreement, Valero Energy has agreed to maintain an annual average throughput of at least 70,000 barrels per day. In the event Valero Energy does not maintain the minimum guaranteed annual volume, Valero Energy will be required to make a cash payment determined by multiplying the shortfall in volume by a per barrel rate.

Other Agreements

We have other minor storage and throughput contracts with Valero Energy.

Environmental, Health and Safety

We are subject to extensive federal, state and local environmental and safety laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures, pipeline integrity and operator qualifications, among others. Because environmental and safety laws and regulations are becoming more complex and stringent and new environmental and safety laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental, health and safety matters is expected to increase.

The balance of and changes in our accruals for environmental matters as of and for the years ended December 31, 2007, 2006 and 2005 are included in Note 11 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplemental Data.” We believe that we have adequately accrued for our environmental exposures.

Other Contingencies

We are subject to certain loss contingencies, the outcome of which could have an effect on our cash flows and results of operations. Specifically, we may be required to make substantial payments to the U.S. Department of Justice for certain remediation costs as further disclosed in Note 12 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to select accounting policies and to make estimates and assumptions related thereto that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The accounting policies below are considered critical due to judgments made by management and the sensitivity of these estimates to deviations of actual results from management’s assumptions. The critical accounting policies should be read in conjunction with Note 2 of Notes to the Consolidated Financial Statements in Item 8. “Financial Statements and Supplemental Data,” which summarizes our significant accounting policies.

Depreciation

We calculate depreciation expense using the straight-line method over the estimated useful lives of our property and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property and equipment over periods ranging from 10 years to 40 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Impairment of Long-Lived Assets and Goodwill

We test long-lived assets for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.

In order to test for recoverability, management must make estimates of projected cash flows related to the asset which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, management must make certain estimates and assumptions including, among other things, an assessment of market conditions, projected cash flows, investment rates, interest/equity rates and growth rates, that could significantly impact the fair value of the long-lived asset or goodwill. Due to the subjectivity of the assumptions used to test for recoverability and to determine fair value, significant impairment charges could result in the future, thus affecting our future reported net income.

Asset Retirement Obligations

We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed or leased. We record a liability for asset retirement obligations when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.

We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.

We also have legal obligations in the form of leases and right of way agreements, which require us to remove certain of our assets upon termination of the agreement. However, these lease or right of way agreements generally contain automatic renewal provisions that extend our rights indefinitely or we have other legal means available to extend our rights. We have recorded a liability of approximately $0.8 million and $2.0 million as of December 31, 2007 and 2006, respectively, which is included in other long-term liabilities on the consolidated balance sheet, for conditional asset retirement obligations related to the retirement of terminal assets with lease and right of way agreements. Prior to 2006, we had not recorded a liability for asset retirement obligations.

Environmental Reserve

Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are based on estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. We believe that we have adequately accrued for our environmental exposures.

Contingencies

We accrue for costs relating to litigation, claims and other contingent matters, including tax contingencies, when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to income in the period when final determination is made.

Derivative Financial Instruments

We are party to certain interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of our fixed-rate senior notes. We account for the interest rate swaps as fair value hedges and recognize the fair value of each interest rate swap in the consolidated balance sheet as either an asset or liability. The interest rate swap contracts qualify for the shortcut method of accounting prescribed by SFAS 133. As a result, changes in the fair value of the derivatives will completely offset the changes in the fair value of the underlying hedged debt.

Since the operations of our asphalt and fuels marketing segment expose us to commodity price risk, we enter into derivatives instruments to mitigate the effect of commodity price fluctuations. The derivative instruments we use consist primarily of futures contracts and swaps traded on the NYMEX.

Derivative instruments designated and qualifying as fair value hedges under Statement of Financial Accounting Standards No. 133 (SFAS 133) (Fair Value Hedges) are recorded in the consolidated balance sheet at fair value with mark-to-market adjustments recorded in cost of sales. The offsetting gain or loss on the associated hedged physical inventory is recognized concurrently in cost of sales. We record derivative instruments that do not qualify for hedge accounting under SFAS 133 (Economic Hedges) in the consolidated balance sheet at fair value with mark-to-market adjustments recorded in cost of sales. The market fluctuations in inventory are not recognized until the physical sale takes place. Fair value is based on quoted market prices.

On a limited basis, we also enter into derivative commodity instruments based on our analysis of market conditions in order to profit from market fluctuations. These derivative instruments are financial positions entered into without underlying physical inventory and are not considered hedges. We record these derivatives in the consolidated balance sheet at fair value with mark-to-market adjustments recorded in revenues.